Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS THIRD QUARTER EARNINGS PER COMMON SHARE OF $4.88

NEW YORK, October 18, 2016 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $8.17 billion and net earnings of $2.09 billion for the third quarter ended September 30, 2016. Diluted earnings per common share were $4.88 compared with $2.90 for the third quarter of 2015 and $3.72 for the second quarter of 2016. Annualized return on average common shareholders’ equity (ROE) (1) was 11.2% for the third quarter of 2016 and 8.7% for the first nine months of 2016.

Highlights

•	Goldman Sachs ranked first in worldwide announced and completed mergers and acquisitions for the year-to-date. (2)

•	Assets under supervision (3) increased to a record $1.35 trillion, including net inflows of $14 billion in long-term assets under supervision.

•	Book value per common share increased by 2.6% during the quarter and 6.0% during the year-to-date to $181.25. Basic shares (4) decreased by 1.8% during the quarter to a record low of 418.8 million.

•

The firm maintained strong capital ratios and liquidity. The firm’s Common Equity Tier 1 ratio (5) as calculated in accordance with the Standardized approach and the Basel III Advanced approach was 14.0% (6) and 12.4% (6), respectively, and the firm’s global core liquid assets (3) were $214 billion (6) as of September 30, 2016.

“We saw solid performance across the franchise that helped counter typical seasonal weakness,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “We continue to manage our balance sheet conservatively and are benefiting from the breadth of our offerings to clients.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.54 billion for the third quarter of 2016, essentially unchanged compared with the third quarter of 2015 and 14% lower than the second quarter of 2016. Net revenues in Financial Advisory were $658 million, 19% lower compared with a strong third quarter of 2015, reflecting a decrease in industry-wide completed mergers and acquisitions. Net revenues in Underwriting were $879 million, 18% higher than the third quarter of 2015, primarily due to higher net revenues in debt underwriting, reflecting an increase in industry-wide activity. Net revenues in equity underwriting were also higher, although industry-wide activity remained low. The firm’s investment banking transaction backlog increased compared with the end of the second quarter of 2016, but was lower compared with the end of the third quarter of 2015. (3)

Institutional Client Services

Net revenues in Institutional Client Services were $3.75 billion for the third quarter of 2016, 17% higher than the third quarter of 2015 and 2% higher than the second quarter of 2016.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.96 billion for the third quarter of 2016, 34% higher than the third quarter of 2015 (the 34% would have been 15 percentage points higher had the debt valuation adjustment gain of $147 million in the third quarter of 2015 been included in other comprehensive income, consistent with how such gains and losses are reflected in 2016 (7)). This increase was due to significantly higher net revenues in interest rate products and credit products, as well as higher net revenues in mortgages. These increases were partially offset by lower net revenues in currencies and commodities. Although market-making conditions were more favorable compared with the third quarter of 2015, Fixed Income, Currency and Commodities Client Execution continued to operate in an environment characterized by low interest rates and slow global economic growth.

Net revenues in Equities were $1.78 billion for the third quarter of 2016, 2% higher than the third quarter of 2015, reflecting significantly higher net revenues in equities client execution, due to significantly higher net revenues in derivatives, partially offset by significantly lower net revenues in cash products. Net revenues in securities services were slightly higher. Commissions and fees were lower compared with the third quarter of 2015, reflecting lower volumes. During the quarter, the operating environment for Equities was impacted by lower market volumes and lower levels of volatility compared with the second quarter of 2016.

For the third quarter of 2015, the fair value net gain attributable to the debt valuation adjustment was $182 million ($147 million and $35 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively). Beginning in the first quarter of 2016, such gains and losses are included in other comprehensive income. (7)

Investing & Lending

Net revenues in Investing & Lending were $1.40 billion for the third quarter of 2016, more than double the amount in the third quarter of 2015 and 26% higher than the second quarter of 2016. The increase in net revenues compared with the third quarter of 2015 was primarily due to significantly higher net revenues from investments in equities, reflecting improved results in public equities as global equity prices increased during the quarter compared with a significant decrease in the prior year period. In addition, net revenues in debt securities and loans were significantly higher compared with the third quarter of 2015, reflecting higher net interest income.

Investment Management

Net revenues in Investment Management were $1.49 billion for the third quarter of 2016, 4% higher than the third quarter of 2015 and 10% higher than the second quarter of 2016. The increase compared with the third quarter of 2015 was primarily due to higher incentive fees. Management and other fees were essentially unchanged compared with the third quarter of 2015, reflecting the impact of higher average assets under supervision, offset by shifts in the mix of client assets and strategies. During the quarter, total assets under supervision (3) increased $37 billion to $1.35 trillion. Long-term assets under supervision increased $35 billion, including net market appreciation of $21 billion, primarily in equity and fixed income assets, and net inflows of $14 billion, primarily in fixed income assets. Liquidity products increased $2 billion.

Expenses

Operating expenses were $5.30 billion for the third quarter of 2016, 10% higher than the third quarter of 2015 and 3% lower than the second quarter of 2016.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $3.21 billion for the third quarter of 2016, 36% higher than the third quarter of 2015, reflecting an increase in net revenues and a change in the ratio of compensation and benefits to net revenues for the first nine months of 2016 to 41.0%, compared with 40.0% for the first nine months of 2015. The ratio of compensation and benefits to net revenues for the first half of 2016 was 42.0%. Total staff was essentially unchanged during the third quarter of 2016 and decreased by 1,900 or 5% during the year-to-date.

Non-Compensation Expenses

Non-compensation expenses were $2.09 billion for the third quarter of 2016, 15% lower than the third quarter of 2015 and 2% lower than the second quarter of 2016. The decrease compared with the third quarter of 2015 was primarily due to lower other expenses, reflecting lower net provisions for litigation and regulatory proceedings. Brokerage, clearing, exchange and distribution fees, professional fees and market development expenses were also lower compared with the third quarter of 2015. These decreases were partially offset by higher occupancy expenses, reflecting $63 million of exit costs on office space.

Net provisions for litigation and regulatory proceedings for the third quarter of 2016 were $46 million compared with $416 million for the third quarter of 2015.

Provision for Taxes

The effective income tax rate for the first nine months of 2016 was 26.9%, essentially unchanged compared with 26.8% for the first half of 2016.

Capital

•

As of September 30, 2016, total shareholders’ equity was $87.11 billion (common shareholders’ equity of $75.91 billion and preferred stock of $11.20 billion) and unsecured long-term borrowings were $190.59 billion.

•	The firm’s Standardized Common Equity Tier 1 ratio (5) reflecting the applicable transitional provisions was 14.0% (6) as of September 30, 2016, compared with 13.7% as of June 30, 2016.

•	The firm’s Basel III Advanced Common Equity Tier 1 ratio (5) reflecting the applicable transitional provisions was 12.4% (6) as of September 30, 2016, compared with 12.2% as of June 30, 2016.

•	The firm’s supplementary leverage ratio (3) on a fully phased-in basis was 6.3% (6) as of September 30, 2016, compared with 6.1% as of June 30, 2016.

•	During the quarter, the firm issued 26,000 shares of perpetual 5.30% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series O, for aggregate proceeds of $650 million.

•

During the quarter, the firm exchanged $650 million of Goldman Sachs Capital II and Goldman Sachs Capital III Normal Automatic Preferred Enhanced Capital Securities (APEX) for shares of Series E and Series F Preferred Stock, which were cancelled upon the exchange. The difference between the fair value of the APEX exchanged and the net carrying value of the preferred stock was $105 million, which was reflected in preferred stock dividends.

•

On October 17, 2016, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.65 per common share to be paid on December 29, 2016 to common shareholders of record on December 1, 2016.

•	During the quarter, the firm repurchased 7.8 million shares of its common stock at an average cost per share of $162.83, for a total cost of $1.27 billion. (8)

•	Book value per common share was $181.25 and tangible book value per common share (9) was $171.45, both based on basic shares (4) of 418.8 million as of September 30, 2016.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $880 billion (6) as of September 30, 2016, compared with $897 billion as of June 30, 2016.

•

The firm’s global core liquid assets (3) were $214 billion (6) as of September 30, 2016 and averaged $218 billion (6) for the third quarter of 2016, compared with an average of $210 billion for the second quarter of 2016.

•	Level 3 assets were $24 billion (6) as of September 30, 2016, compared with $25 billion as of June 30, 2016, and represented 2.8% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

Information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets, level 3 assets and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 2066955 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	September 30, 2016	June 30, 2016	September 30, 2015	June 30, 2016	September 30, 2015
Investment Banking
Financial Advisory	$658	$794	$809	(17)%	(19)%

Equity underwriting	227	269	190	(16)	19
Debt underwriting	652	724	557	(10)	17

Total Underwriting	879	993	747	(11)	18

Total Investment Banking	1,537	1,787	1,556	(14)	(1)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,964	1,927	1,461	2	34

Equities client execution	678	587	555	16	22
Commissions and fees	719	745	818	(3)	(12)
Securities services	387	422	379	(8)	2

Total Equities	1,784	1,754	1,752	2	2

Total Institutional Client Services	3,748	3,681	3,213	2	17

Investing & Lending
Equity securities	920	626	370	47	149
Debt securities and loans	478	485	300	(1)	59

Total Investing & Lending	1,398	1,111	670	26	109

Investment Management
Management and other fees	1,225	1,181	1,212	4	1
Incentive fees	114	37	73	N.M.	56
Transaction revenues	146	135	137	8	7

Total Investment Management	1,485	1,353	1,422	10	4

Total net revenues	$8,168	$7,932	$6,861	3	19

	Nine Months Ended		% Change From
	September 30, 2016	September 30, 2015	September 30, 2015

Investment Banking
Financial Advisory	$2,223	$2,591	(14)%

Equity underwriting	679	1,318	(48)
Debt underwriting	1,885	1,571	20

Total Underwriting	2,564	2,889	(11)

Total Investment Banking	4,787	5,480	(13)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	5,554	6,199	(10)

Equities client execution	1,735	2,466	(30)
Commissions and fees	2,342	2,393	(2)
Securities services	1,241	1,215	2

Total Equities	5,318	6,074	(12)

Total Institutional Client Services	10,872	12,273	(11)

Investing & Lending
Equity securities	1,546	2,784	(44)
Debt securities and loans	1,050	1,356	(23)

Total Investing & Lending	2,596	4,140	(37)

Investment Management
Management and other fees	3,571	3,651	(2)
Incentive fees	197	590	(67)
Transaction revenues	415	413	—

Total Investment Management	4,183	4,654	(10)

Total net revenues	$22,438	$26,547	(15)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended				% Change From
	September 30, 2016		June 30, 2016	September 30, 2015	June 30, 2016	September 30, 2015
Revenues
Investment banking	$1,537		$1,787	$1,556	(14)%	(1)%
Investment management	1,386		1,260	1,331	10	4
Commissions and fees	753		777	859	(3)	(12)
Market making	2,715		2,490	1,730	9	57
Other principal transactions	1,163		864	543	35	114

Total non-interest revenues	7,554		7,178	6,019	5	26

Interest income	2,389		2,530	2,119	(6)	13
Interest expense	1,775		1,776	1,277	—	39

Net interest income	614		754	842	(19)	(27)

Net revenues, including net interest income	8,168		7,932	6,861	3	19

Operating expenses
Compensation and benefits	3,207		3,331	2,351	(4)	36

Brokerage, clearing, exchange and distribution fees	613		625	665	(2)	(8)
Market development	92		112	123	(18)	(25)
Communications and technology	207		205	200	1	4
Depreciation and amortization	247		245	222	1	11
Occupancy	245		181	182	35	35
Professional fees	222		231	253	(4)	(12)
Other expenses	467		539	819	(13)	(43)

Total non-compensation expenses	2,093		2,138	2,464	(2)	(15)

Total operating expenses	5,300		5,469	4,815	(3)	10

Pre-tax earnings	2,868		2,463	2,046	16	40
Provision for taxes	774		641	620	21	25

Net earnings	2,094		1,822	1,426	15	47

Preferred stock dividends	(6)	(11)	188	96	N.M.	N.M.

Net earnings applicable to common shareholders	$2,100		$1,634	$1,330	29	58

Earnings per common share
Basic (10)	$4.96		$3.77	$2.95	32%	68%
Diluted	4.88		3.72	2.90	31	68

Average common shares
Basic	422.4		431.9	449.0	(2)	(6)
Diluted	430.2		439.2	458.6	(2)	(6)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	34,900		34,800	36,900	—	(5)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Nine Months Ended			% Change From
	September 30, 2016		September 30, 2015	September 30, 2015
Revenues
Investment banking	$4,787		$5,480	(13)%
Investment management	3,908		4,400	(11)
Commissions and fees	2,447		2,517	(3)
Market making	7,067		7,964	(11)
Other principal transactions	1,978		3,822	(48)

Total non-interest revenues	20,187		24,183	(17)

Interest income	7,267		6,304	15
Interest expense	5,016		3,940	27

Net interest income	2,251		2,364	(5)

Net revenues, including net interest income	22,438		26,547	(15)

Operating expenses
Compensation and benefits	9,200		10,619	(13)

Brokerage, clearing, exchange and distribution fees	1,929		1,950	(1)
Market development	326		409	(20)
Communications and technology	609		601	1
Depreciation and amortization	731		706	4
Occupancy	609		572	6
Professional fees	673		714	(6)
Other expenses	1,454		3,270	(56)

Total non-compensation expenses	6,331		8,222	(23)

Total operating expenses	15,531		18,841	(18)

Pre-tax earnings	6,907		7,706	(10)
Provision for taxes	1,856		2,388	(22)

Net earnings	5,051		5,318	(5)

Preferred stock dividends	117	(11)	324	(64)

Net earnings applicable to common shareholders	$4,934		$4,994	(1)

Earnings per common share
Basic (10)	$11.40		$11.03	3%
Diluted	11.24		10.84	4

Average common shares
Basic	431.5		451.2	(4)
Diluted	438.8		460.9	(5)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (3) $ in millions

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Risk Categories
Interest rates	$42	$45	$46
Equity prices	23	27	26
Currency rates	18	17	28
Commodity prices	17	20	17
Diversification effect	(43)	(47)	(43)

Total	$57	$62	$74

Assets Under Supervision (3) $ in billions

	As of				% Change From
	September 30, 2016	June 30, 2016	September 30, 2015		June 30, 2016	September 30, 2015
Asset Class
Alternative investments	$152	$150	$146		1%	4%
Equity	268	254	237		6	13
Fixed income	600	581	547		3	10

Long-term AUS	1,020	985	930		4	10

Liquidity products	327	325	258		1	27

Total AUS	$1,347	$1,310	$1,188		3	13

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015

Balance, beginning of period	$1,310	$1,287	$1,182

Net inflows / (outflows)
Alternative investments	1	2	4
Equity	2	(4)	13
Fixed income	11	3	24

Long-term AUS net inflows / (outflows)	14	1	41	(12)

Liquidity products	2	3	(5)

Total AUS net inflows / (outflows)	16	4	36

Net market appreciation / (depreciation)	21	19	(30)

Balance, end of period	$1,347	$1,310	$1,188

Footnotes

(1)

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity (unaudited, $ in millions):

Average for the

	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016

Total shareholders’ equity	$86,649	$86,662
Preferred stock	(11,366)	(11,335)

Common shareholders’ equity	$75,283	$75,327

(2)	Thomson Reuters — January 1, 2016 through September 30, 2016.

(3)

For information about the firm’s investment banking transaction backlog, assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations — Investment Banking,” “Results of Operations — Investment Management,” “Equity Capital Management and Regulatory Capital,” “Risk Management — Liquidity Risk Management” and “Risk Management — Market Risk Management,” respectively, in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2016.

(4)	Basic shares include common shares outstanding and restricted stock units granted to employees with no future service requirements.

(5)

The lower of the ratios calculated in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital ratio for the firm. As of September 30, 2016, Common Equity Tier 1 was $71.7 billion and the firm’s risk-weighted assets calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were approximately $513 billion and $580 billion, respectively, each reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2016.

(6)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

(7)

In the first quarter of 2016, the firm early adopted the requirement in ASU No. 2016–01, “Financial Instruments (Topic 825) — Recognition and Measurement of Financial Assets and Financial Liabilities,” to present separately in other comprehensive income changes in fair value attributable to a firm’s own credit spreads (debt valuation adjustment), net of tax, on financial liabilities for which the fair value option was elected. The amount included in other comprehensive income for the third quarter of 2016 was not material.

(8)

The remaining share authorization under the firm’s existing repurchase program was 34.2 million shares as of September 30, 2016, which represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(9)

Tangible book value per common share is calculated by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by basic shares. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity (unaudited, $ in millions):

As of

September 30, 2016

Total shareholders’ equity	$87,110
Preferred stock	(11,203)

Common shareholders’ equity	75,907
Goodwill and identifiable intangible assets	(4,104)

Tangible common shareholders’ equity	$71,803

(10)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01 for each of the three months ended September 30, 2016, June 30, 2016 and September 30, 2015, and $0.03 and $0.04 for the nine months ended September 30, 2016 and September 30, 2015, respectively.

(11)

Includes a reduction of $105 million and $266 million for the three and nine months ended September 30, 2016, respectively, which was the difference between the fair value of the APEX exchanged and the net carrying value of the Series E and Series F Preferred Stock cancelled during 2016.

(12)

Includes $18 billion of fixed income, equity and alternative investments asset inflows in connection with the acquisition of Pacific Global Advisors’ solutions business for the three months ended September 30, 2015.